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                                 EXHIBIT 4(a)



                                     -3-


the Government of the United States, or any state, district, territory, or colony thereof, and the governments, dominions, territories, and colonies of foreign countries; and (2) shares of stock or certificates and interests in corporations, firms, associations, trusts, partnerships, and joint-stock companies.

      To purchase, hold, sell, and reissue the shares of its own capital stock.

      To make and enter into contract and agreement of every name, nature, and description with any individual or individuals, firm, sunducate, association, and corporation, whether private, public, or municipal, and with the government or public authorities of the United States, or of any state, territory, colony, or dependency thereof, and with any foreign government, or any subdivision thereof.

      To do all and everything necessary, suitable, and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinabove set forth, to the same extent as natural persons might or could do in any part of the world as principals, agents, contractors, trustees, or otherwise, alone or in company or partnership with other persons, firms, or corporations.

      FOURTH: The amount of the total authorized capital stock of this corporation is ONE MILLION DOLLARS ($1,000,000.00), divided into ONE HUNDRED MILLION (100,000,000) shares of the par value of ONE CENT ($.01) each.

      FIFTH: No holder of shares of any class of capital stock of the Corporation shall have any pre-emptive right to subscribe to any additional issues of capital stock of the Corporation or to any issues of securities of the Corporation convertible into capital stock unless the Board of Directors shall in its sole discretion otherwise determine and the only in such amount and at such price as the Board may fix; and any shares of capital stock of the Corporation or any securities of the Corporation convertible into capital stock which the Board may offer for subscription may be offered to holders of shares of any class or classes of capital stock at the time existing to the exclusion of holders of shares of any other class or classes of capital stock at the time existing.

      SIXTH: The members of the governing board shall be styled "Directors:" and the number of such directors shall be not less than three, but may be increased or changed in the manner provided by Section 78.330 of the General Corporation Act of Nevada. The first Board of Directors shall consist of three (3) members, whose names and post office addresses are as follows:

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Name                             Address
----                             -------

Richard F. Simons                Route No. 1 P.O. Box 28
                                 (via Austin, Nevada)
                                 Ione, Nevada 89310

Bus L. Hedgcorth                 Route No. P.O. Box 29
                                 (via Austin, Nevada)
                                 Ione, Nevada 89310

Frank A. Eldredge II             450 East 700 South
                                 Sandy, Utah 84070

      SEVENTH: The capital stock of this corporation after the amount of the subscription price or par value has been paid in shall not be subject to assessment to pay debts of this corporation and notstock issued as fully paid shall ever be assessable or assessed and the Articles of Incorporation shall not be amended in this particular.

      EIGHTH: The names and post office addresses of each of the incorporators signing these Articles of Incorporation are as follows:

Name                             Address
----                             -------

C. Allen Elggren                 1211 Walker Bank Building
                                 Salt Lake City, Utah

Gary L. Schwendiman              1211 Walker Bank Building
                                 Salt Lake City, Utah

C. Allen Elggren II              7035 Campus Drive
                                 Salt Lake City, Utah

      NINTH: This corporation is to have perpetual existence.

      We, the undersigned, being each of the incorporators hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true and accordingly have hereunto set our hands this 6th day of July, 1971.


                                        /s/ C. Allen Elggren
                                        ----------------------------------------
                                        C. Allen Elggren


                                        /s/ Gary L. Schwendiman
                                        ----------------------------------------
                                        Gary L. Schwendiman


                                        /s/ C. Allen Elggren II
                                       -----------------------------------------
                                        C. Allen Elggren II

STATE OF UTAH       )
                     ss.
COUNTY OF SALT LAKE )

[NOTARY SEAL]

      On the 6th day of July, 1971, before me, a Notary Public, personally appeared C. Allen Elggren, Gary L. Schwendiman, and C. Allen Elggren II, the signers of the above instrument, who duly acknowledged to me that they executed the same.


                                        Elizabeth [ILLEGIBLE]
                                       -----------------------------------------
My Commission Expires:                  Notary Public